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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               DIODES INCORPORATED
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  95-2039518
(State of incorporation or organization)   (I.R.S. Employer Identification No.)

                            3050 EAST HILLCREST DRIVE
                       WESTLAKE VILLAGE, CALIFORNIA 91362
          (Address of principal executive offices, including Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
None


        Securities to be registered pursuant to Section 12(g) of the Act:
                        COMMON STOCK, $0.66 2/3 PAR VALUE
                                (Title of class)


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ITEM 1.        DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

               The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $0.66 2/3 par value, and 1,000,000 shares of Preferred Stock, $1.00 par value. At June 14, 2000, there were 6,109,856 shares of Common Stock outstanding, including 717,115 shares held in treasury, and no shares of Preferred Stock outstanding.

    COMMON STOCK

               Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders (other than the election of directors). The Company's shareholders currently may cumulate their votes for the election of directors. Subject to preferences which may be granted to the holders of Preferred Stock, each holder of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of the liquidation, dissolution or winding up of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities. Holders of Common Stock have no conversion, preemptive or other rights to subscribe for additional shares, and there are no redemption rights or sinking fund provisions with respect to the Common Stock. The outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Additional shares of Common Stock may be issued by the Company, from time to time.

    PREFERRED STOCK

               The Board of Directors, without further action by the holders of Common Stock, may issue shares of Preferred Stock in one or more series and may fix or alter the relative, participating, optional or other rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences and conversion rights, and the description of and number of shares constituting any wholly un-issued series of Preferred Stock. The Board of Directors, without further shareholder approval, can issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock. No shares of Preferred Stock presently are outstanding. The issuance of Preferred Stock in certain circumstances may delay, defer or prevent a chance in control of the Company without further action by the shareholders, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price, and the voting and other rights of the holders, of Common Stock.



ITEM 2. EXHIBITS.

    List below all exhibits filed as a part of the registration statement:

           3.1      Certificate of Incorporation of Diodes Incorporated, as amended
           3.2      Bylaws of the Company
           4.1      Specimen Common Stock Certificate


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                                    SIGNATURE

Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DIODES INCORPORATED
Date: June 15, 2000

By: /s/ Carl Wertz
Carl Wertz
Chief Financial Officer, Secretary and Treasurer